Exhibit 99.01

Press Release

CONTACT:

Paige Bombino

Investor Relations

(408) 964-3610

PRESIDENT AND COO, RANDY FURR LEAVES THE COMPANY

DUE TO PERSONAL REASONS

COMPANY REAFFIRMS REVENUE GUIDANCE

FOR IMMEDIATE RELEASE

SAN JOSE, CA (October 24, 2005) — Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today announced that Randy Furr, its President and Chief Operating Officer and a member of the Company’s Board of Directors, is leaving the company for personal and family reasons that require his immediate attention.  Mr. Furr has served as the Company’s President and COO since March 1996, and joined the company as Chief Financial Officer in August 1992.  Mr. Furr will also resign as a member of Sanmina-SCI’s board of directors.

Mr. Furr stated “I would like to personally thank the Sanmina-SCI employees and industry friends for their years of support in helping the Company grow from approximately $60 million annually to a $12 billion leader in the EMS industry.  I am a firm believer in the EMS industry and Sanmina-SCI, and believe the company is well positioned for the future.”  Mr. Furr continued, “The decision to leave the company at this time was a difficult one to make, but due to my personal circumstances, it is more important for me to focus my attention on my family.”

“Over the past 13 years, Randy has made a tremendous contribution to the evolution of Sanmina-SCI,” said Jure Sola, Chief Executive Officer and Chairman of the Board. “He has been an asset to the company throughout his career. While we will miss him, we understand his reason for resigning and wish him and his family the very best.

“Randy and I shared the responsibility of the day-to-day management of the company and I will continue to assume these responsibilities while some of Randy’s other duties will be distributed among other senior staff members.

“I want to assure our investors, customers and employees that we are committed to our customer-focused strategy.  We believe that Sanmina-SCI is well positioned for the future.”

Separately, the Company also announced that, although the year-end audit of the Company’s financial statements is still in the process of being completed, based on preliminary results the Company believed that revenues for its fourth quarter ended October 2, 2005 would be near the high-end of the $2.65 to $2.8 billion guidance range initially announced in the Company’s press release dated July 26, 2005.  The Company’s financial results for the full year and fourth quarter of fiscal 2005 will be announced at the close of market November 3, 2005.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology, and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the Company is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s fiscal year 2004 Annual Report on Form 10-K filed on December 29, 2004 and 10-Q filed on August 10, 2005 with the Securities Exchange Commission.

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